Exhibit 3.40

OPERATING AGREEMENT

OF

ARP EAGLE FORD, LLC

This Operating Agreement (this “Agreement”) of ARP Eagle Ford, LLC, a limited liability company organized under the laws of the State of Texas (the “Company”), is dated as of September 15, 2014, and entered into by Atlas Energy Holdings Operating Company, LLC (the “Member”). In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, as used in this Agreement with initial capital letters, the following defined terms have their respective meanings set forth below (such meanings to be equally applicable to and include both the singular and plural forms of the terms defined):

“Act” means the Texas Business Organizations Code, as amended from time to time.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Membership Interest” means the Member’s equity interest in the Company.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

“Secretary of State” means the Secretary of State of the State of Texas.

“Taxable Year” means the taxable year of the Company for federal income tax purposes, which shall end on December 31 of any given year.

1.2 Use of Certain Terms. Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

1.3 Headings and References. Section and other headings are for reference only, and will not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to Articles and Sections will be deemed references to Articles and Sections of this Agreement. References in this Agreement and any other agreements are as the same may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof. A reference to any law will mean that law as it may be amended, modified or supplemented from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in this Agreement governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Formation. In accordance with the Act, the Member hereby organizes a limited liability company for the purposes hereinafter expressed.

2.2 Conduct of Business. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes, and the Member has no interest in specific Company property. The affairs of the Company and the conduct of its business will be governed by the terms and be subject to the conditions set forth in this Agreement, as amended from time to time. The officers of the Company shall take such action and cause to be filed such other documents and instruments as may be necessary to qualify the Company to transact business in any State within the United States or to preserve the character of the Company as a limited liability company in any State within the United States.

2.3 Business Purpose. The Company is formed for the purpose of carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

2.4 Term of the Company. The Company’s existence shall continue in perpetuity, unless sooner terminated in accordance with the provisions of this Agreement or the Act.

2.5 Liability to Third Parties. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member, manager or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager or officer of the Company.

ARTICLE III

OFFICES AND REGISTERED AGENT

3.1 Principal Office. The principal office and place of business of the Company shall be located at 1000 Commerce Drive, Suite 400, Pittsburgh, Pennsylvania 15275, or at such other location as may be selected and so designated by the Member from time to time (the “Principal Office”). The Company may have such other offices or places of business at such other locations, either within or without the State of Texas, as the Member may designate or as the business of the Company may from time to time require.

3.2 Registered Agent and Office. The initial registered agent of the Company is CT Corporation System.

3.3 Registered Office. The address of the initial registered office of the Company is CT Corporation System, 1999 Bryan St., Suite 900, Dallas, TX, 75201-3136.

3.4 Change of Registered Agent or Office. The registered office and the registered agent may be changed from time to time by action of the Member, and by the filing of the prescribed form, accompanied by the requisite filing fee, with the Secretary of State in accordance with the Act.

ARTICLE IV

OPERATIONS AND MANAGEMENT

4.1 Management. The management and control of the Company and its business and affairs, and the power to act for and to bind the Company, shall be vested exclusively in the Member who shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Company and who shall have the power and authority to bind the Company. The Member may, through resolution or otherwise, delegate its authority to act on behalf of the Company to one or more individuals who may from time to time be installed as officers of the Company.

4.2 Meetings. No meetings of the Members need be held. However, if there is ever more than one member of the Company, meetings of the members of the Company may be called by a member or a combination of the members, as may be agreed at such time.

4.3 Waiver of Notice. Whenever any notice is required to be given by law or under the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a Person at a meeting will constitute a waiver of notice of such meeting, except when the Person attends a meeting for the sole and express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.4 Action by Consent. Any action required or permitted to be taken by the Member in the form of a written consent rather than at a meeting, and the Company shall maintain a permanent record of all actions taken by the Member.

4.5 Officers, Employees and Agents.

(a) The Member may appoint such officers, employees and agents of the Company, and grant such officers, employees and agents such responsibilities and duties, as it may deem necessary or appropriate to effectuate the provisions of this Agreement and to conduct the day-to-day business and affairs of the Company. Unless the Member decides otherwise, if the title of an officer is one commonly used for officers of a business entity formed under the Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any number of offices may be held by the same person.

(b) Term, Resignation or Removal of Officers. Each officer shall hold office until his or her successor is elected and duly qualified, or until such officer’s earlier death, disability, resignation or removal. Any officer may resign at any time upon written notice to the Company. Unless otherwise restricted by law, any officer may be removed, with or without cause, by the Member at any time. Any vacancy occurring in any office of the Company shall be filled by the Member.

(c) Authorization. None of the officers, employees or agents of the Company shall engage in any activity on behalf of the Company or authorize or effect any matter that is not within the power or responsibility granted to such party by the Member or that is contrary to this Agreement. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

4.6 Reliance upon Books, Reports and Records. The Member and any officer of the Company shall, in the performance of their respective management duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by its Member, officers or employees, or by any other Person, as to matters any Member or officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

4.7 Other Business. The Member and officers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

4.8 Exculpation and Indemnification.

(a) Except as limited by applicable law and subject to the provisions of this Section 4.8, the Member and any current or former manager, director, officer, employee or agent of the Company (each an “Indemnitee”) will not be liable to the Company, or to any other person or entity that has an interest in the Company, for, and will be indemnified and held harmless by the Company from and against, any loss, liability, damage, claim or reasonable expense (including attorneys’ fees) (“Liabilities”) arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being or having been a Member or manager, director, officer, employee or agent of the Company, or by reason of its involvement or having been involved in the management of the affairs of the Company, whether or not it continues to be such at the time any such Liability is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this Section 4.8 for any Liabilities arising out of the bad faith, fraud, intentional misconduct or knowing and willful breach of Indemnitee’s obligations under this Agreement. In addition, an Indemnitee will be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense) to the fullest extent permitted under the provisions of the Act or any other applicable law. The rights of indemnification provided under this Section 4.8 are (i) in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law, pursuant to any vote of the Member, or otherwise; (ii) shall continue as to an Indemnitee who has ceased to serve in such capacity; and (iii) shall inure to the benefit of the heirs, successors, assigns, administrators and personal assigns of the Indemnitee.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 4.8(a) shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that (i) no such Advancement of Expenses shall occur in connection with a proceeding by or in the right of the Company against such Indemnitee and (ii) an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 4.8 or otherwise. Such Undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Member.

(c) An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.8 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d) No amendment, modification or repeal of this Section 4.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify such Indemnitee under and in accordance with the provisions of this Section 4.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e) Any indemnification pursuant to this Section 4.8 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.

4.9 Insurance. The Company will maintain insurance, at its expense and on terms approved by the Member, to protect itself and any person who is or was a Member or officer of the Company, and may maintain such insurance regardless of whether the Company would have the power to indemnify such Person against such Liability under this Agreement or applicable law.

4.10 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Member, the officers or any other Persons who have acquired a Membership Interest, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) The Member and any officer may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Member or such officer shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Member or such officer in good faith.

ARTICLE V

MEMBERS

5.1 Membership Interests. There will be one class of Membership Interests in the Company. The Member owns 100% of the Membership Interests of the Company. The Member may pledge its Membership Interests in the Company in connection with any financing relating to the Company or its Affiliates.

5.2 Capital Contribution. The Member is not required to make any additional capital contribution to the Company. The Member may make capital contributions to the Company in the sole discretion of the Member. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s capital contribution. If the Member makes any loans to the Company, or advances any money on its behalf, the amount of such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

5.3 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

ARTICLE VI

FISCAL AND ADMINISTRATIVE MATTERS

6.1 Fiscal Year; Accounting. The fiscal year of the Company for financial reporting purposes shall be the Taxable Year. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

6.2 Books and Records. The Company shall maintain or cause to be maintained accurate and complete (a) minutes and records of the Member and (b) books and records of account of the Company, which shall be kept at the Principal Office of the Company or at such other places, within or without the State of Texas, as the Member shall from time to time determine.

6.3 Right of Inspection. The Member shall have the right to examine at any reasonable time or times and for any purpose the minutes and records of the Member and the books and records of account of the Company, and to make copies thereof. Such inspection may be made by any agent or duly appointed attorney of the Member.

6.4 Taxation Matters.

(a) Characterization. The Member intends that the Company shall be treated as a partnership for federal, state, local and foreign income and franchise tax purposes, and shall take all reasonable action, including the execution of such other documents, as may be reasonably required to have the Company qualify for and obtain treatment as a partnership for any and all such tax purposes.

(b) Filings. The Member shall arrange for the preparation and timely filing for each Taxable Year or other period of all federal, state and local tax or information returns required to be filed by or on behalf of the Company.

6.5 Accountant. The Member may, from time to time, select an accountant to prepare all financial statements and all tax returns required to be filed by the Company.

ARTICLE VII

ADMISSION OF ADDITIONAL MEMBERS

7.1 Generally. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member and only if a new operating agreement or an amendment and restatement of this Agreement is executed in connection therewith.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events, and shall not be dissolved prior to the occurrence of any of the following events (each, a “Liquidation Event”): (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 6.02 of the Act. The Company shall not be dissolved for any other reason, including without limitation, the Member becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of Member’s Membership Interest in the Company.

8.2 Procedures for Winding Up.

(a) Liquidation of Assets. Upon the occurrence of a Liquidation Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member, and the Member will not take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs. The Member will designate a Person or a Person permitted by the Act to wind up the Company’s affairs (such Person being referred to herein as the “Liquidating Agent”) shall commence to wind up the affairs of the Company and liquidate its assets. In connection with any such winding up, a financial statement of the Company as of the date of dissolution shall be prepared and furnished to the Member by the Liquidating Agent.

(b) Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, in addition to the rights and powers conferred by the Act, the Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company that the Member would have pursuant to this Agreement or any other applicable law. The Liquidating Agent shall be authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any reasonable manner that the Liquidating Agent shall determine to be in the best interest of the Member. Any assets of the Company that the Liquidating Agent determines should be retained for distribution in kind to the Member shall be valued by the Liquidating Agent in its reasonable discretion.

(c) Distribution of Assets. Upon winding up of the Company, following the payment of, or provision for, the distributions required by Section 6.04 of the Act, the net cash proceeds of the liquidation of the Company and any remaining assets shall be distributed to the Member.

(d) Termination of the Company. Upon completion of the winding up of the Company and the distribution of all Company funds and other assets, the Liquidating Agent shall take or cause to be taken such actions as are necessary or reasonable in order to effectuate the dissolution and termination of the Company, including the filing of articles of dissolution with the Secretary of State.

ARTICLE IX

MISCELLANEOUS

9.1 Waivers. The failure at any time of the Member to require performance of any responsibility or obligation required by this Agreement shall in no way affect the Member’s right to require such performance at any time thereafter, nor shall the waiver by the Member of a breach of any provision of this Agreement constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

9.2 Amendment. This Agreement may be amended from time to time only by an instrument in writing signed by the Member.

9.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto. Except as set forth in this Agreement, neither this Agreement nor any right (other than a right to receive the payment of money) or obligation hereunder may be assigned or delegated in whole or in part to any other Person without the written consent of the Member.

9.4 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier, (iv) by facsimile upon written confirmation (including the automatic confirmation that is received from the recipient’s facsimile machine) of receipt by the recipient of such notice or (v) on the date sent if by electronic mail, receipt confirmed (which may be confirmed by any automatic return receipt or read receipt confirmation), in each case at the following mailing address: if to the Member, to 1000 Commerce Drive, Pittsburgh, PA 15275.

9.5 Third Party Rights. Subject to Section 4.8, nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person other than the Company, the Member, and the other parties hereto, and their Affiliates, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

9.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

9.7 Entire Agreement. This Agreement and the agreements and instruments expressly provided for herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

9.8 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason,

such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Member shall modify this Agreement to reflect those changes that are required by law.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Agreement as of the date and year first above written.

SOLE MEMBER:

Atlas Energy Holdings Operating Company, LLC

By:	/s/ Joel S. Heiser
Joel S. Heiser, Assistant Secretary